EXHIBIT 1.3

ELECTRIC AQUAGENICS UNLIMITED, INC.

(a Delaware corporation)

SELLING AGREEMENT

200,000 Minimum/1,000,000 Maximum

Shares of Common Stock, Par Value [$0.001]

$400,000 Minimum/$2,000,000 Maximum

Gentlemen:

WHEREAS Electric Aquagenics Unlimited, Inc. (the "Company"), a Delaware corporation, desires to offer for sale to the public a minimum of 200,000 and a maximum of 1,000,000 shares of common stock, par value $0.001, at an offering price of $2.00 per share, for an aggregate of $400,000 minimum and $2,000,000 maximum (the "Shares").

WHEREAS The Company desires to offer such Shares for sale through Nexcore Capital, Inc., (the "Underwriter" "us" or "we"), a NASD registered broker/dealer. The offering will be undertaken by the Underwriter as agent for the Company on a "best-efforts" basis, so that in the event $400,000 for the purchase of Shares is not received within the agreed period, no Shares will be sold, and we will not be entitled to any compensation.

1. We herein confirm our agreement with you. Our appointment as Underwriter was subject to terms and conditions as follows:

(a) The Company employed us as the exclusive agent to sell for the Company's account up to 1,000,000 Shares. We agreed to use our best efforts as agent, promptly following the receipt of written notice of the Effective Date of the Registration Statement, to offer for sale up to 1,000,000 Shares, subject to the terms, provisions and conditions of the Underwriting Agreement.

(b) In the event that we do not find subscribers for the minimum number of Shares having a total aggregate purchase price of $400,000 by May 15, 2003 (or up to 180 days thereafter if mutually agreed to by the Company and us) the Underwriting Agreement shall terminate, and neither party to the Underwriting Agreement shall have any obligation to the other party, except for the obligations to reimburse expenses as provided in subsection 5(n) of the Underwriting Agreement. Appropriate arrangements satisfactory to us have been made for placing the funds received for the Shares in a Escrow Account, until a total of $400,000 in cash have been received and thereafter during the term of the offering, with provision for refund to the purchasers as set forth above or for delivery to the Company of the net proceeds therefrom if the minimum offering of $400,000 in cash has been received from the sale of Shares hereunder. The Escrow Account will be administered by an independent escrow agent (the "Escrow Agent"), AM Bank in Provo , Utah, in accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended, which will make disbursements among us and the Company in accordance with the Underwriting Agreement and any written instructions signed by both us and the Company.

(c) The 1,000,000 Shares shall be offered to the general public at the initial public offering price of $2.00 per Share.

(d) We have agreed to instruct investors to make all checks tendered as payment for the Shares payable to "Electric Aquagenics Unlimited, Inc., Escrow Account," and shall deposit promptly, but in no event later than noon of the next business day following receipt, the gross proceeds from sales of Shares in the Escrow Account until $400,000 are received from said sales. Said deposit shall include the accumulated amount of customer free credit balances, cash, and checks cleared and payment thereof honored by our bank and correspondent banks. We were granted irrevocable authority as agent for the Company to declare any contract to purchase Shares offered to the public hereunder in default if such Shares are not paid for in immediately available funds within three days after the contract date. After the minimum subscriptions of $400,000 have been deposited in good funds into the Escrow Account, those funds, less amounts payable to us, will be disbursed to the Company, and the balance of the funds will be disbursed to us. After achievement of the minimum subscription requirement, gross proceeds from the sale of Shares will continue to be deposited into the Escrow Account during the entire term of the offering, and disbursed by the Escrow Agent in accordance with the Underwriting Agreement on a weekly basis.

(e) On the date of the execution of the Underwriting Agreement, the Company paid a deposit of $10,000 in cash to us (the "Underwriter Deposit") as reimbursement on an accountable basis of our review costs. Upon receipt of request from the Company, we will submit verification of actual expenses incurred by us to support reimbursement of our review costs. As its additional compensation and subject to the sale of Shares with a public offering price of $400,000, we shall be entitled to receive a commission of 10% of the sales price per Share, or $0.20 per Share, with respect to all Shares sold and for which payment is made to the Company. In addition, we will receive a nonaccountable expense allowance of 3% of the sales price per Share, or $0.06 per Share, for our nonaccountable expenses incurred in connection with the offering. We have the right to reallow all or any portion of our compensation to participating broker-dealers selected by us under subsection 1(h) of the Underwriting Agreement.

(f) We will also be issued warrants to purchase the common stock of the Company in an amount up to 2% of the number of Shares of common stock sold in the offering. The exercise price of the warrants will be equal to $2.50 per share and the exercise period will be five years from the date of issue. We will have the right to reallow all or any portion of those warrants to participating broker-dealers selected by us under subsection 1(h) of the Underwriting Agreement.

(g) The Company agreed to issue or have issued such Shares in such names and denominations as may be specified by us and to deliver certificates representing the Shares against payment to the Company by cash or cashier's check in the amount of the selling price of the Shares less our sales commissions and other compensation as provided in the Underwriting Agreement. Such payment and delivery shall be made to us at such a date and time within three days following the sale of the Shares as provided in subsection 1(b) hereof as shall be agreed on by us and the Company (the "time of closing"). We agreed to deliver certificates to the buyers of the Shares within ten days of the delivery of certificates to us as provided in the Underwriting Agreement. For purposes of expediting the checking and packaging of the certificates, the Company agreed to make the certificates available for inspection by us, the transfer agent, or other authorized representative at the time of closing.

(h) We are authorized to organize a selling group of participating members of the selling group consisting exclusively of members of the National Association of Securities Dealers, Inc. Such participating members of the selling group are to act as subagents and shall be allowed to purchase on an equal basis from us at a price that provides a concession out of our commission in such amount as we may determine. Each of such participating members of the selling group shall be deemed and considered to be an Underwriter for purposes of sections 6 and 7 hereof.

(i) The Company has appointed or will appoint prior to commencement of the offering a duly qualified, licensed and bonded transfer agent and registrar of the Shares, subject to approval by us.

2. You covenant and warrant to us that:

(a) You are a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which you are incorporated, with all requisite power and authority to enter into this Agreement, and to carry out your obligations hereunder.

(b) The consummation of the transactions contemplated in this Agreement will not result in a breach of any terms of or constitute a default under any statute, indenture, mortgage or other agreement or instrument to which you, the Company, or any of its affiliates, or are a party or by which any of them is or are bound, or any order, rule or regulation by any court or government agency or body having jurisdiction over them or their affiliates; and no other consent, is required for the performance of the obligations contemplated herein and in the registration statement and prospectus contained therein filed with the SEC by the Company, as amended (hereinafter collectively referred to as the "Registration Statement").

(c) You are duly registered pursuant to the provisions of the Securities and Exchange Act of 1934, as amended, as a broker-dealer and you are a member in good standing of the National Association of Securities Dealers, Inc. ("NASD") and are duly registered as a broker-dealer in those states in which you are required to be so registered in order to carry out the Offering contemplated by the Registration Statement.

3. On our behalf you shall act as Representatives under this Agreement and shall have full authority to take such action as we may deem advisable in respect to all matters pertaining to the offering and sale of the Shares.

4. Contingent upon NASD and SEC approval of our compensation as set forth in the Underwriting Agreement, you shall be entitled to cash and warrant compensation based on the proceeds from your sales of Shares and warrants based on the number of shares of Shares you sell according to the following schedule: 8% of the first $100,000 of proceeds you raise, plus warrants numbering 0.5% of the number of shares of Shares you sell; 9% of the next $150,000, plus 0.75% warrants; and 10% of proceeds in excess of $250,000 of proceeds you raise, plus warrants numbering 1.0% of the number of shares of Shares you sell. You shall not be entitled to additional money to reimburse your expenses. . . For a period of one year following the effective date of the offering, you shall not sell, transfer, pledge, assign or hypothecate the warrants, or any other securities that are deemed to be underwriting compensation under this offering. However, you may transfer the underwriter warrants or any other securities deemed to be underwriting compensation to your bona fide officers or partners.

5. This Agreement will terminate when we shall have determined that the offering of the Shares has been completed or other termination of the offering and upon facsimile notice to you of such termination, but if not previously terminated this Agreement will terminate at the close of business on January 31, 2003, provided, however, that we shall have the right to extend this Agreement for an additional period or periods not exceeding 180 days in the aggregate upon facsimile notice to you. Contingent upon the subscription of the minimum number of Shares having a total aggregate purchase price of $400,000 by May 15, 2003, , outstanding cash selling commissions to which you are entitled shall be delivered to your last known address within 15 days of each of your sales of Shares.

6. You shall use your best efforts to conduct the Offering in compliance with the terms and conditions set forth in the Registration Statement and Underwriting Agreement and with the requirements of applicable law and to comply with all applicable requirements of the Securities Act of 1933 as amended and the Securities Exchange Act of 1934, as amended. Further you agree to comply with the NASD Rules of Fair Practice including, the "Free-Riding and Withholding" interpretation, Rule 2110-1 and the Papilsky Rules (2420, 2730, 2740, and 2750) of the NASD Conduct Rules with respect to distribution of this offering.

7. Upon application, you will be informed as to the jurisdictions in which we have been advised that the Shares have been or will be qualified for sale or exempt under the respective securities or blue sky laws of such jurisdictions, but neither we nor any of the members of the selling group assume any obligation or responsibility as to the right of any members of the selling group to sell the Shares in any jurisdiction or as to any sale therein.

8. Additional copies of the Registration Statement will be supplied to you in reasonable quantities upon request.

9. You shall not be under any liability for or in respect to the value, validity or form of the Shares or delivery of the certification for the Shares, or the performance by anyone of any agreement on his part, or the qualification of the Shares for sale under the laws of any jurisdiction. The foregoing provision shall not be deemed a waiver of any liability imposed under the Securities Act of 1933, as amended.

10. You agree to be responsible for and indemnify the Underwriter for any act or omission by you or any of your agents and employees while engaged in activities relating to this agreement or the Underwriting Agreement. You further agree to hold harmless the Underwriter for any act or omission by the Underwriter, our agents and employees while engaged in activities relating to this agreement or the Underwriting Agreement.

DATED: ______________________ NEXCORE CAPITAL, INC.

By: __________________________

Its: __________________________

DATED: ______________________ _____________________________

By: _________________________

Its: _________________________